EXHIBIT 10.1

LIMITED WAIVER OF DEFAULT

This LIMITED WAIVER OF DEFAULT (this “Agreement”) is made and entered into as of February 18, 2014, by and among Genco Shipping and Trading Limited (the “Borrower”), the Lenders (as defined herein) signatory hereto, each of the Guarantors (as defined herein), and Crédit Agricole Corporate and Investment Bank, as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, and the other affiliates of the Borrower party thereto as guarantors (collectively, the “Guarantors”; with the Borrower, the “Borrower Parties”), the lenders party thereto (collectively, the “Lenders”), and Crédit Agricole Corporate and Investment Bank as Administrative Agent and Security Trustee executed and delivered the Loan Agreement dated August 12, 2010, as amended by the First Amendment to Loan Agreement dated December 21, 2011, as further amended by the Second Amendment to Loan Agreement dated August 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Borrower has notified the Administrative Agent and the Lenders that the potential Events of Default detailed on Annex A hereto, would occur (such Events of Default, together with any failure to give notice of any such enumerated potential Events of Default, collectively, the “Specified Potential Events of Default”);

WHEREAS, notwithstanding the Specified Potential Events of Default, the Borrower has requested, and the Administrative Agent and the Lenders are willing, through the Waiver Termination Date (as defined below), to waive the Specified Potential Events of Default, such waiver to occur strictly on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower Parties, the Administrative Agent and the Lenders hereby agree as follows:

ARTICLE I
ACKNOWLEDGMENTS

Section 1.01.       Acknowledgment of the Specified Potential Events of Default.  The Borrower and each Guarantor hereby acknowledge, stipulate, warrant, represent, confirm and agree that the Specified Potential Events of Default, if they were to occur,  would constitute Events of Default and would occur, remain uncured and continue but for the terms of this Agreement.

Section 1.02.        Acknowledgment of Outstanding Indebtedness.  The Borrower and each Guarantor hereby acknowledge, stipulate, warrant, represent, confirm and agree that (i) as of the date hereof, the Borrower under the Finance Documents, without defense, counterclaim or offset of any kind, is liable to the Lenders in the aggregate principal amount of $75,484,208, which is currently outstanding, in respect of the Loans, plus accrued and unpaid interest thereon, plus any costs and expenses arising under the Loan Agreement and the other Finance Documents, and the indemnity letter, dated January 27, 2014, between Crédit Agricole Corporate and Investment Bank as Administrative Agent and the Borrower Parties (the “Indemnity Letter”), whether or not incurred in connection with this Agreement, including without limitation, attorney’s fees incurred by the Administrative Agent or any of the Lenders in negotiation or preparation of the Finance Documents, the Indemnity Letter, this Agreement and any documents related hereto as well as the enforcement of rights and remedies under any of the Finance Documents, the Indemnity Letter, or this Agreement (the “Outstanding Indebtedness”), and (ii) nothing shall alter, amend, modify or extinguish the obligation of the Borrower and the Guarantors to repay the Outstanding Indebtedness and any other Financial Indebtedness under the Finance Documents.

Section 1.03.        Acknowledgment of Priority; Reaffirmation of Security Interests.

(a)            The Borrower and each Guarantor hereby acknowledge, stipulate, warrant, represent, confirm and agree that, (i) the security interests of the Security Trustee for the ratable benefit of the Creditor Parties granted pursuant to the Finance Documents are fully enforceable, nonavoidable, valid and duly perfected first priority liens on the real and personal property Collateral of the Borrower Parties identified in the Finance Documents and (ii) such security interests and first priority liens secure all of the Financial Indebtedness now or hereafter incurred and all other amounts now or hereafter owed by the Borrower and the Guarantors to the Creditor Parties under the Finance Documents.

(b)            The Borrower and each Guarantor each hereby ratify and reaffirm (i) its prior conveyances to each of (x) the Security Trustee and (y) each of the other Creditor Parties of continuing security interests in and liens on the Collateral and (ii) all of its other obligations under the Finance Documents, including, without limitation, the guaranty of the Guarantors of all Financial Indebtedness.

Section 1.04.       INTENTIONALLY OMITTED

Section 1.05.       Advisors and Fees.  The Borrower acknowledges its obligation under Clause 20 of the Loan Agreement to reimburse the Administrative Agent promptly upon demand for the fees and expenses of the Administrative Agent and the Lenders (including, but not limited to, the accrued and future fees, costs, and expenses of legal advisors, financial advisors and other advisors) in connection with this Agreement and any restructuring of the Finance Documents, in each case, to the extent provided in such Clause 20 of the Loan Agreement.  The Borrower further acknowledges its obligations under Clause 3.7 of the Indemnity Letter to reimburse the Administrative Agent (including, but not limited to, the accrued and future fees, costs and expenses of legal advisors) in connection with the Indemnity Letter, to the extent provided in such Clause 3.7 of the Indemnity Letter.

Section 1.06.       Other Acknowledgments.

(a)            Identification of the Specified Potential Events of Defaults in this Agreement does not constitute an agreement by the Administrative Agent or the other Creditor Parties that there are no other defaults or Events of Default currently existing under the Loan Agreement or the other Finance Documents, and the Administrative Agent and the other Creditor Parties have reserved all rights and remedies with respect to any such other defaults or Events of Default.

(b)            Except as detailed herein expressly, nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights or remedies any of the Creditor Parties or the Administrative Agent has or may have, arising as the result of any default or Event of Default (including the Specified Potential Events of Default) that has occurred or that may occur, under the Loan Agreement or the other Finance Documents, applicable law or in equity.  The Administrative Agent’s and the Lenders’ actions in entering into this Agreement are without prejudice to the rights of any of the Administrative Agent and the other Creditor Parties to pursue any and all remedies under the Finance Documents pursuant to applicable law or in equity available to any of them in their sole discretion upon the Waiver Termination Date.

(c)            The obligations of the Borrower and each Guarantor under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be “Secured Liabilities” for all purposes of and under the Finance Documents.

(d)            This limited waiver of the Specified Potential Events of Default constitutes good and fair consideration offered by the Creditor Parties and this Agreement was negotiated in good faith and at arms’ length.

ARTICLE II
LIMITED WAIVER; RESERVATION OF RIGHTS

Section 2.01.       Limited Waiver.  At the Borrower’s request and in reliance upon the representations, warranties and covenants of the Borrower Parties contained in this Agreement, and subject to the terms and conditions set forth in this Agreement, each of the Administrative Agent and the Lenders party hereto hereby agrees that, prior to the Waiver Termination Date, it shall not declare an Event of Default, nor shall any default or Event of Default be deemed to have occurred,  with respect to the Specified Potential Events of Default and, prior to the Waiver Termination Date shall not exercise or instruct the exercise of, and hereby instructs the Administrative Agent not to exercise, any of the following remedies:

(a)       acceleration of amounts payable under the Finance Documents by reason of the Specified Potential Events of Default;
(b)       exercise of foreclosure or similar remedies in respect of Collateral of any Borrower Party, to the extent securing Financial Indebtedness of any Borrower Party under the Finance Documents;
(c)       exercise of remedies under or in respect of guarantees made by the Guarantors under the Finance Documents; or
(d)       exercise of any other remedy under the Finance Documents available solely by reason of the Specified Potential Events of Default.
Section 2.02.       Reservation of Rights; Limited Waiver.  Subject to the terms and conditions set forth herein, and except as expressly set forth herein, the Creditor Parties hereby reserve all of their rights, remedies, powers and privileges under the Loan Agreement, the other Finance Documents, any applicable law and equity and do not waive any default or Event of Default which may currently or hereafter exist, and this Agreement shall not be construed as a waiver thereof.  This Section 2.02 shall survive the Waiver Termination Date until the termination of the Finance Documents and the indefeasible payment in full in cash of all Financial Indebtedness of the Borrower Parties under or in respect of the Loan Agreement and the other Finance Documents and all other amounts owing thereunder.  Except as expressly set forth in this Agreement, the agreements of the Administrative Agent and the Lenders hereunder to provide this limited waiver to the Specified Potential Events of Default do not in any manner whatsoever limit any right of any of the Creditor Parties to insist upon strict compliance with this Agreement or any Finance Document any time prior to or after the Waiver Termination Date.

ARTICLE III
CONDITIONS PRECEDENT TO
 EFFECTIVENESS OF THIS AGREEMENT

Section 3.01.        Effective Date.  This Agreement shall become effective as of the date first written above (the “Effective Date”) as to the Borrower Parties, the Administrative Agent, and the Lenders upon the satisfaction of the following conditions precedent:

(a)        Agreement.  The Administrative Agent shall have received counterparts of this Agreement duly executed and delivered by the Borrower Parties and each of the Lenders.
(b)       Representations and Warranties.  The Borrower and each Guarantor represent and warrant to the Administrative Agent and the Lenders that each of the following are true and correct as of the Effective Date:
(i)          each of the representations and warranties of each Borrower Party set forth in Clause 11 of the Loan Agreement or in any  Finance Document is true and correct in all material respects, except (A) those representations and warranties forming the basis of the Specified Potential Events of Default (if any) and (B) to the extent that such representations and warranties specifically refer to an earlier date in which case they shall have been true and correct in all material respects as of such earlier date;
(ii)          no defaults or Events of Default have occurred and are continuing under the Finance Documents;
(iii)         the execution, delivery and performance by each Borrower Party of this Agreement and any other documents entered into in connection herewith are (A) within its power, (B) have been duly authorized by all necessary company action, (C) do not contravene any provision of its respective organizational documents, (D) do not violate any law or regulation, or any order or decree of any court or governmental authority, (E) do not conflict with or result in a material breach or termination of, constitute a material default under or accelerate or permit the acceleration of any performance required by, any material contracts or any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of their respective property is bound, (F) do not result in the creation or imposition of any Lien upon any of Borrower Party’s property other than those in favor of the Administrative Agent, on behalf of itself and the other Creditor Parties, pursuant to the Finance Documents and (G) do not require any material consent or approval of any governmental authority or any other person; and
(iv)         each of this Agreement and any other documents entered into in connection herewith constitutes a legal, valid and binding obligation of each Borrower Party enforceable against each Borrower Party in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, and by general equitable principles (whether considered in a proceeding in equity or at law).
(c)       Expenses.  The Borrower shall have paid all invoiced fees, costs and expenses due and payable as of the date hereof under the Loan Agreement, the other Finance Documents and the Indemnity Letter, whether incurred in connection with this Agreement and any transactions contemplated hereby or otherwise, including, without limitation, any and all outstanding legal and consultant fees and expenses of the Administrative Agent and any of the Lenders (including, without limitation, the fees and expenses incurred by counsel to the Administrative Agent), on or before the Effective Date.
(d)       Amortization.  On or before the Effective Date, the Borrower shall have paid the Lenders the $1,923,075 amortization payment due and owing March 31, 2014 under the Loan Agreement.  For the avoidance of doubt, such payment constitutes a repayment of principal and no further amortization payment is due on March 31, 2014 under the Loan Agreement.
ARTICLE IV
 LIMITED WAIVER TERMINATION EVENTS

Section 4.01.       Limited Waiver Termination Events.  The agreement of the Lenders and the Administrative Agent to provide this limited waiver of the Specified Potential Events of Default pursuant to this Agreement shall immediately and automatically terminate and be of no further force and effect without the need of any action or notice from the Administrative Agent or any other Creditor Party (the date of such termination, the “Waiver Termination Date”) at any time upon the earliest to occur of the following:

(a)       the occurrence of any Event of Default under the Loan Agreement (other than the Specified Potential Events of Default);
(b)       the failure by any Borrower Party to perform or observe any of its covenants or agreements contained in this Agreement; and
(c)        March 21, 2014.
From and after the Waiver Termination Date, the Administrative Agent’s and Lenders’ agreement hereunder to temporarily waive the Specified Potential Events of Default shall automatically and without further notice or action terminate and be of no further force and effect, and the Administrative Agent and the Lenders shall have the immediate and unconditional right, in their discretion (subject to applicable provisions of the Loan Agreement, the other Finance Documents and applicable law), to exercise any or all of their respective rights and remedies under the Loan Agreement, the other Finance Documents and applicable law, including, without limitation, with respect to the Specified Potential Events of Default, including, without limitation, declaration of an Event of Default and enforcement of the liens upon the Collateral or any portion thereof held by the Administrative Agent and the other Creditor Parties.  The Administrative Agent and the Lenders have not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on the Administrative Agent’s and the Lenders’ part after the Waiver Termination Date in exercising any such rights or remedies, can be construed as a waiver of any of such rights or remedies except as set forth directly herein.  No acceleration of the Loans and other Financial Indebtedness shall relieve or discharge the Borrower or any Guarantor of their respective duties, covenants and obligations under the Loan Agreement and the other Finance Documents to which it is a party until all Financial Indebtedness has been indefeasibly paid and satisfied in full in immediately available funds.  Any Lender that has made a Commitment under the Loan Agreement shall have no obligation to honor such Commitment or make other extensions of credit to the Borrower.  Except with respect to the Specified Potential Events of Default, each of the Borrower and each Guarantor shall comply with all limitations, restrictions, covenants and prohibitions that would otherwise be effective or applicable to it under the Finance Documents. Notwithstanding anything to the contrary set forth herein, and for avoidance of doubt,  if the Borrower has cured the default giving rise to the Specified Potential Event of Default, such Specified Potential Event of Default, solely with respect to the payment of the coupon under the 5.00% Convertible Senior Notes of the Company due February 18, 2014, cannot be made the basis of an Event of Default on and after the Waiver Termination Date.

ARTICLE V
LIMIT OF WAIVER

Section 5.01.        Limit of Waiver.  The parties hereto agree that the agreements set forth in Article I and Article II hereof shall not be deemed to:

(a)       be a consent to, or waiver of, any default or Event of Default or any “event of default” (however styled) under any Finance Document or any other instrument governing indebtedness of the Borrower Parties, except with respect to the Specified Potential Events of Default;
(b)       except as expressly set forth herein, modify or limit any other term or condition of the Loan Agreement or any other Finance Document or any related documents;
(c)        impose upon the Administrative Agent, any Lender or any affiliate thereof, any obligation, express or implied, to consent to any amendment or further modification of the Loan Agreement or other Finance Document or any related documents, including, without limitation, any further extension of any Commitment or any commitment under any related documents;
(d)       except as expressly set forth herein, impose upon the Administrative Agent, any Lender or any affiliate thereof, any obligation, express or implied, to continue to waive the Specified Potential Events of Default or forbear from exercising its rights and remedies in accordance with Article II with respect to any Specified Potential Event of Default after the Waiver Termination Date with respect to the Administrative Agent, such Lender or such affiliate thereof; or
(e)        except as otherwise expressly provided in Article I and Article II, prejudice any right or remedy that the Administrative Agent, any Lender or any affiliate thereof, may now have or may in the future have under the Loan Agreement or under or in connection with the other Finance Documents or any instrument or agreement referred to therein or any related documents including, without limitation, any right or remedy resulting from any default or Event of Default or any “event of default” (however styled).
The provisions of this Article V shall survive the Waiver Termination Date until the termination of the Finance Documents and the payment in full of the Financial Indebtedness of the Borrower Parties under or in respect of the Loan Agreement and the other Finance Documents and all other amounts owing thereunder.

ARTICLE VI
 RELEASE

Section 6.01.        Release.  Each of the Borrower and each Guarantor (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any of the Borrower or any Guarantor for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent and each of the other Creditor Parties, and the Administrative Agent’s and each other Creditor Party’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Released Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties solely in their capacities as such under the Finance Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring, in each case,  at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Loan Agreement or any other Finance Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”).  Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code 1542 or any law of any state of the United States or of any foreign jurisdiction, or any principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code 1542, which provides:  “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”.  This Section 6.01 shall survive termination of each of this Agreement and each other Finance Document.

ARTICLE VII
MISCELLANEOUS

Section 7.01.   Loan Agreement Definitions.  Unless otherwise specifically defined herein, each capitalized term used herein (and in the recitals above) shall have the meaning assigned to such term in the Loan Agreement.

Section 7.02.   Section Headings.  Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 7.03.    Counterparts.  This Agreement may be executed by one or more of the parties hereto by portable document format or facsimile or in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart.

Section 7.04.   Governing Law; Consent to Jurisdiction; Service of Process.  The provisions of Clause 29 of the Loan Agreement shall be incorporated herein by reference and apply mutatis mutandis.

Section 7.05.     Waiver; Amendments.  No amendment or waiver of any provision of this Agreement will be effective unless the same shall be in writing and adopted as required by the terms of the Loan Agreement.  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by such Person of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 7.06.     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.07.    Integration.  This Agreement, the Loan Agreement, and the other Finance Documents represent the agreement of the parties thereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to subject matter hereof not expressly set forth or referred to herein or therein.

Section 7.08.    No Limitation on Obligations and Rights under Applicable Law.  All Financial Indebtedness of the Borrower Parties and all rights of the Administrative Agent and the Lenders that are expressed herein shall be in addition to and not in limitation of those provided by applicable law.

Section 7.09.   Acknowledgment.  Each party hereto acknowledges that the terms of this Agreement shall not constitute a course of dealing among the parties hereto.

Section 7.10.    Finance Document.  This Agreement shall be deemed to be a Finance Document for all purposes of the Loan Agreement and each other Finance Document.

Section 7.11.    Survival.  This Agreement shall survive the Waiver Termination Date, the termination of the Finance Documents and the payment in full of all Financial Indebtedness of the Borrower Parties under or in respect of the Loan Agreement and the other Finance Documents and all other amounts owing thereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

ADMINISTRATIVE AGENT AND LENDERS:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Administrative Agent and a Lender

	By:	/s/ Michael Choina
Name: Michael Choina
Title: Director

	By:	/s/ Jerome Salle
Name: Jerome Salle
Title: Director

CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender

By:	/s/ Andrew McKuin
Name: Andrew McKuin
Title: Vice President

By:	/s/ Alex Aupoix
Name: Alex Aupoix
Title: Managing Director

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By:	/s/ Eszter Wijkman /s/ Olof Kajerdt
Name: Eszter Wijman Olof Kajerdt
Title:

BORROWER:	GENCO SHIPPING AND TRADING LIMITED, as the Borrower

	By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: CFO

GUARANTORS:	GENCO BAY LIMITED, as Guarantor GENCO OCEAN LIMITED, as Guarantor GENCO AVRA LIMITED, as Guarantor GENCO MARE LIMITED, as Guarantor GENCO SPIRIT LIMITED, as a Guarantor

	By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: CFO

ANNEX 1

SPECIFIED POTENTIAL EVENTS OF DEFAULT

1.	Event of Default under Clause 19.1(e) of the Loan Agreement resulting from the non-payment of the coupon under the 5.00% Convertible Senior Notes of the Company due February 18, 2014.